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          JENNIFER CONVERTIBLES INC. AND SUBSIDIARIES             EXHIBIT 11.1
        STATEMENT RE: COMPUTATION OF NET (LOSS) PER SHARE
        THIRTEEN AND THIRTY-NINE WEEKS ENDED MAY 27, 1995

             (in thousands, except per share data)

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                                                          Primary                      Primary
                                                         ---------                    ---------
                                                   Thirteen weeks ended       Thirty-nine weeks ended
                                                       May 27, 1995                 May 27, 1995
                                                       ------------                 ------------
   Net (loss)                                              $(960)                      $(4,694)
   Interest adjustments                                      -                            -
                                                         -------                       -------
Adjusted net (loss)                                        $(960)                      $(4,694)
                                                         =======                       =======


Weighted average common and
   common equivalent shares outstanding:

   Weighted average common shares outstanding              5,701                        5,701

   Weighted average common equivalents                       -                            -
                                                         -------                      --------
Weighted average common and
   common equivalent shares outstanding                    5,701                        5,701
                                                         =======                       =======


Net (loss) per common and
    common equivalent shares                              $(0.17)                       $(0.82)
                                                         =======                       =======





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